CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURUSANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                                        EXHIBIT 10.19

                                STRATEGIC SUPPLY

                                      AND

                             DEVELOPMENT AGREEMENT

This Strategic Supply and Development Agreement ("Agreement") is entered into effective as of October 29, 1996 ("Effective Date"), by and between NextWave Telecom Inc. ("Nextwave") and Hughes Network Systems, Inc. ("HNS") to provide for the supply and financing by HNS of up to $1 billion of code division multiple access infrastructure equipment manufactured by or on behalf of HNS and supplied by HNS as prime contractor *___* meeting NextWave specifications, together with associated ancillary services ("Equipment") to NextWave or to one or more of NextWave's majority-owned subsidiaries (where NextWave may act through such subsidiaries, the term NextWave refers to NextWave and such subsidiaries).

WHEREAS, NextWave is the winning bidder for (and will secure) licenses, and intends to establish facilities for the provision of Personal Communications Services ("PCS Systems") in various markets (each comprising at least one BTA) of the United States ("Markets");

WHEREAS, concurrently and in connection with this Agreement, HNS and NextWave are entering into that certain Subscription Agreement (together with the Escrow Agreement, Convertible Promissory Note and Registration Rights Agreement executed in accordance therewith, the "Investment Documents") pursuant to which HNS has committed, in accordance with the terms thereof, to acquire a convertible promissory note for an aggregate purchase price of $50 million ("Initial Investment").

WHEREAS, pursuant to Section V -- Financing, HNS commits to provide a credit facility in the amount of $245 million pursuant to that certain Vendor Credit Facility -- Summary of Terms and Conditions attached hereto as Attachment 1 ("Vendor Credit Facility" or "Initial Financing") for the purposes of financing the provision by HNS of certain equipment ("Initial Equipment") for deployment by NextWave in the *___*; and

WHEREAS, NextWave desires to purchase from HNS and HNS desires to sell to NextWave additional Equipment with the support of additional financing ("Financing") to be used in PCS Systems;

NOW THEREFORE, the Parties agree as follows:

* CONFIDENTIAL TREATMENT REQUESTED

I.      EQUIPMENT SUPPLY AND RELATED FINANCING

        A. Provided that the Initial Investment is released to NextWave pursuant to the Escrow Agreement as contemplated in the Investment Documents, and subject to the terms and conditions of this Agreement, NextWave will purchase Equipment from HNS, and HNS will provide financing to NextWave, not to exceed an aggregate total of $1 billion (inclusive of Initial Equipment). In the event that the Initial Investment is not released from escrow to NextWave, then the obligations of the Parties, including HNS obligation to provide the Vendor Credit Facility, shall be null and void.

        B. NextWave will take and purchase the Initial Equipment within sixty (60) months of the first drawdown (start of commercial service for the *___*) under the Initial Financing Facility. NextWave will take and purchase other Equipment for which Financing is available within sixty (60) months of the date of the first drawdown of Financing for such Equipment, provided that NextWave will offer a Market to HNS which requires such first drawdown (start of commercial service) not later than nine months after HNS notifies NextWave of the availability of such Financing). *___*.

        C.      1.      *___*

                2. HNS intends to enter into a subcontract agreement ("Qualcomm Subcontract") with Qualcomm pursuant to which HNS will supply Initial Equipment to be delivered by Qualcomm to NextWave. The Supply Percentage (as defined below) as it applies to Equipment manufactured and delivered by HNS for *___*, will be a

* CONFIDENTIAL TREATMENT REQUESTED
percentage reflecting the amount of Equipment HNS supplies pursuant to the Qualcomm Subcontract.

        D. If the intentions of the Parties expressed in Article I.C.1., preceding cannot be realized for the *___*, then:

        1. If Qualcomm is not selected as the prime contractor for the *___*, NextWave will offer HNS the opportunity, at its election, either:

                a.      To be the prime contractor for that Market; or,

                b. To provision one or more alternative Markets which NextWave will promptly propose, for which HNS may supply NextWave with Initial Equipment in amounts totaling $245 million, which proposal will include at least one Top 20 Market,

        2. If Qualcomm is selected as the prime contractor for the *___* and HNS is not a subcontractor and/or is not providing financing for the Market, NextWave will offer HNS the opportunity to provision one or more alternative Markets which NextWave will promptly propose, for which HNS may supply NextWave with Initial Equipment in amounts totaling $245 million, which proposal will include at least one Top 20 Market.

        3. Terms of supply for HNS provisioning such alternative Market(s) will be determined as provided in Article IV--Terms of Supply, below.

        E. Notwithstanding any other provision of this Agreement, the terms and conditions (other than financial terms) NextWave requires for the supply of Initial Equipment will be no less favorable to Qualcomm in the *___* or to HNS, as the case may be, (except that HNS will not enjoy the benefits of those terms expressly granted to Qualcomm pursuant to the Qualcomm Agreement; provided that HNS may enjoy the benefits of future agreements between NextWave and Qualcomm with terms not expressly set forth in such Qualcomm Agreement) than the terms and conditions, taken as a whole, granted to other Equipment vendors within the twelve month period immediately following the date of execution of the Q-LA Agreement.

        F. Notwithstanding any other provision of this Agreement, if NextWave rightfully terminates the Q-LA Agreement for default, HNS will have no further right to supply Equipment pursuant to this Agreement.

        G. In the event that the Initial Investment is released to NextWave pursuant to the Escrow Agreement and HNS is not entitled in accordance with the terms of the Convertible Promissory Note to convert such note into Series B Common Stock of NextWave as contemplated therein, then, in the event that HNS makes a demand for

* CONFIDENTIAL TREATMENT REQUESTED
payment under such Convertible Promissory Note, than at NextWave's option to be exercised within thirty (30) days from the date of demand for payment by HNS, this Agreement shall be null and void, except that HNS shall provide the Initial Financing, and NextWave will acquire the Initial Equipment, as provided herein.


II.     FIRST HNS ELECTION

        During the period from the Effective Date until the 181st day after the closing of NextWave's initial public offering of stock ("First Election Period"), HNS will have the right, at its own election, to supply Equipment to NextWave for certain Markets as provided in this Article II ("First HNS Election") in accordance with mutually agreed terms and conditions of Equipment supply and to the extent of HNS supplied Financing. Upon HNS' exercise of the First HNS Election as provided in this Agreement, NextWave will purchase such Equipment from HNS for such Markets as provided herein.

        A. FINANCING. During the First Election Period, HNS may (subject to HE Board approval) offer NextWave an additional $245 million of Financing (exclusive of the Initial Financing) for Equipment to be purchased pursuant to the terms of this Agreement.

        B. TRIGGER OF FIRST ELECTION. HNS' right of First HNS Election may be triggered by NextWave, as contemplated in Article II.B.1., or by HNS itself, as contemplated in Article II.B.2 below.

        1. TRIGGER OF FIRST HNS ELECTION BY NEXTWAVE. During the First Election Period, NextWave will notify HNS in any case that NextWave designates a Market that it intends to offer HNS the opportunity to provision with Equipment ("Notice of Intent to Provision").

        1.1 The receipt by HNS of a Notice of Intent to Provision will be deemed the Commencement Date. The Notice of Intent to Provision will specify, at a minimum:

        a. The name of the Market and of the BTA(s) or parts thereof comprising the Market.

        b. The estimated amount and type of Equipment to be purchased, the schedule for delivery, and the amount of Financing required.

        c.      Information required pursuant to Article IV -- Terms of Supply.

        1.2 Upon receipt of a Notice of Intent to Provision, HNS may, at its sole option to be exercised within 10 business days of such Notice, elect to provision any

Market which is the subject of the Notice of Intent to Provision, such election will be exercised in accordance with mutually agreed terms of supply.

        2. TRIGGER OF FIRST HNS ELECTION BY HNS. During the First Election Period, HNS may, at its sole option, elect to provision NextWave Market(s), such election to be made by notice to NextWave by HNS ("Notice of Availability of Financing") stating that HNS is ready, willing and able to provide Financing in amounts requested by NextWave, not to exceed $245M. If HNS delivers such Notice of Availability of Financing, HNS will be entitled to provision Equipment to be purchased and deployed by NextWave in the *___* within two (2) years from the date of such Notice, to the extent that such additional Financing completes the build-out of the *___*. That portion of the Financing in excess of that which can be deployed in the *___* within such two (2) years, will be made available, at HNS option, for the following:

        2.1 If HNS delivers the Notice of Availability of Financing within 60 days following the close of NextWave's initial public offering, HNS may elect to build-out a top 20 Market, designated by NextWave (with the *___* designated as the priority Market) per NextWave's build-out requirements.

        2.2 If HNS delivers the Notice of Availability of Financing within 90 days following the close of NextWave's initial public offering, HNS may elect to build-out a mutually agreeable Top 50 Market, per NextWave's build-out requirements.

        2.3 If HNS delivers the Notice of Availability of Financing during the last 90 days of the First Election Period, HNS may elect:

                a. To build-out a previously unprovisioned Market designated by NextWave and agreed upon by HNS, which may be a Market acquired by NextWave in the D, E and F block auctions; or,

                b. To build-out any previously provisioned Market designated by NextWave and agreed upon by HNS.

        2.4 Upon receipt of a Notice of Intent to Provision, HNS may, at its sole option to be exercised within 10 business days of such Notice, elect to provision any Market which is the subject of the Notice of Intent to Provision, such election will be exercised in accordance with mutually agreed terms of supply.

* CONFIDENTIAL TREATMENT REQUESTED

III. SECOND HNS ELECTION

        Commencing on June 1, 1998 and continuing until December 31, 2002 (the "Second Election Period"), NextWave will offer to purchase from HNS, and HNS will have the right, at its own election, to supply to NextWave, Equipment (with associated Financing as provided in this Agreement) ("Second HNS Election"). Upon exercise by HNS of this Second HNS Election, NextWave will take and purchase Equipment from HNS as provided herein.

        A. TOTAL AMOUNT. NextWave will offer to purchase from HNS $1 billion ("Total Amount") of Equipment, and, upon acceptance by HNS in accordance with the terms of this Agreement, NextWave will purchase the Total Amount of Equipment from HNS (subject to a material reduction in NextWave's total capital budget or population coverage) which Total Amount is inclusive of Initial Equipment and of Equipment supplied pursuant to any First HNS
Election. The Total Amount will be reduced dollar-for-dollar for each dollar of Equipment sales offered and refused by HNS in this Second Election Period.

        B. NOTICE OF INTENT TO PROVISION. During the Second Election Period, NextWave will provide HNS with a Notice of Intent to Provision any Market designated by NextWave that NextWave intends to offer HNS the opportunity to provision with Equipment. NextWave will so designate and offer HNS the opportunity to provision two of the Top 50 Markets available as of June 1, 1998 (for purposes of this sentence a Market will be "available" if:
(i) it is previously unprovisioned; or (ii) it has been previously provisioned but an additional vendor is to be added to the Market). The receipt by HNS of a Notice of Intent to Provision will be deemed the Commencement Date pursuant to
Article IV -- Terms of Supply as provided in this Agreement. The Notice of Intent to Provision will specify, at a minimum:

        1. The name of the Market and of the BTA(s) or parts thereof comprising the Market.

        2. The estimated amount and type of Equipment to be purchased and the amount of Financing required.

        3. Information available as to the Terms of Supply, as contemplated in Article IV, below.

        C. SECOND HNS ELECTION. Upon receipt of a Notice of Intent to Provision, HNS may, at its sole option, elect to provision any Market which is the subject of the Notice of Intent to Provision, such election will be exercised in accordance with Article IV -- Terms of Supply.

IV.     TERMS OF SUPPLY

        Upon exercise of the Second HNS Election, the Parties will enter into a purchase agreement covering Equipment to be purchased hereunder ("Purchase Agreement") in accordance with the terms of supply specified in this Article ("Terms of Supply").

        A. COMPETITIVE PROCESS FOR ESTABLISHING TERMS OF SUPPLY. With respect to any Market which is the subject of a Notice of Intent to Provision a
Market:

        1. As NextWave issues an open tender process, request for proposal or similar open procurement process (an "RFP(s)") or otherwise commences negotiation with other vendors, NextWave will promptly submit such RFP to HNS or otherwise commence negotiations with HNS with respect to such Market(s). NextWave will deliver all information, including build-out schedule, technical specifications, etc. reasonably necessary or requested by HNS in order to permit HNS to evaluate the opportunity to provision Equipment in such Market. The date of delivery of substantially all such information to HNS will be the "Commencement Date".

        2. Prior to consummating any Equipment supply agreement with respect to such Market(s), NextWave will present to HNS the terms and conditions which HNS must meet in order to consummate a Purchase Agreement (the "Final Terms"). The Final Terms will be in accordance with this Article IV--Terms of Supply, and in all other respects will be no less favorable than the terms of:

        a. If NextWave is conducting an RFP process, the executable proposals submitted by other vendors in response to such RFP; or,

        b. If NextWave is not conducting an open RFP process, the then current arrangements consummated with other vendors within 12 months prior to presentation by NextWave of the Final Terms.

        3. HNS will deliver a firm commitment to meet the Final Terms by the later of 10 business days after delivery by NextWave of the Final Terms or 60 days after the Commencement Date (provided that if NextWave has not issued an RFP with respect to any Market tendered to HNS in connection with the First HNS Election, HNS must respond to NextWave's tender of Final Terms with respect to such Market no later than 10 business days after receiving them.) In the event that HNS elects not to commit to meet the Final Terms, NextWave will be free to complete the transaction with any other vendor on terms no less favorable to HNS than the Final Terms within 60 days of receipt of HNS' notice of election not to commit to meet such Final Terms.

        B. NEGOTIATED TERMS OF SUPPLY. In the event NextWave does not use an RFP or negotiate with other vendors for a Market, the Terms of Supply for such Market will be determined by negotiation between the Parties as provided herein and subject to the other terms of this Agreement. Any resultant Purchase Agreement will be no less favorable to HNS than the terms and conditions, taken as a whole, granted to other equipment vendors, and the Final Terms presented by NextWave will be no less favorable to HNS than the then current arrangements consummated within 12 months prior to presentation by NextWave of such Final Terms.

        C. DETERMINATION OF QUANTITIES OF EQUIPMENT TO BE SUPPLIED. It is understood that in connection with each Purchase Agreement to be entered into in accordance with this Agreement, HNS and NextWave will define the percentage of the Equipment deployed in such Market to be purchased from HNS (the "Supply Percentage"), which Supply Percentage HNS will continue to supply during the term of the applicable Purchase Agreement. For a period of three years after the term of any such Purchase Agreements, if NextWave chooses to purchase additional Equipment for deployment in such Market, NextWave will deliver to HNS a Notice of Intent to Provision a Market in accordance with Section III.B, and HNS will have the right to provision Equipment in accordance with the terms of this Article IV in order to ensure that HNS will continue to supply NextWave such Supply Percentage of Equipment.

        D. DETERMINATION OF PRICE OF SUPPLY. The price for Equipment pursuant to any Purchase Agreements entered into in accordance with this Agreement will be established as follows:

        1. In the event that HNS is responding to an RFP, the price will be the average best and final price of all other vendors (excluding HNS, alone or jointly with Qualcomm) also submitting a proposal in response to such RFP, or

        2. In the event that HNS and NextWave are otherwise negotiating the terms of such Purchase Agreement, the price will be the average price of all other (excluding HNS, alone or jointly with Q) existing supply arrangements in effect at such time. NextWave will ensure that the prices of the other vendors used to calculate the price under the applicable Purchase Agreement will be based on an "apples-to-apples" comparison.

        E.      DETERMINATION OF EQUIPMENT SPECIFICATIONS.

        1. In connection with the execution of each Purchase Agreement, NextWave and HNS will work together to develop an infrastructure deployment strategy that will take into account the respective company's requirements. HNS will have the option to supply BTS infrastructure product, or alternatively, BSS infrastructure product, in all cases compliant to the NextWave interface standard in effect on the date of the relevant

Purchase Agreement. So long as HNS is a supplier in good standing of Equipment for NextWave, NextWave will keep HNS informed of development of the Infrastructure Equipment Requirements Document.

        2. The Equipment delivered by HNS in accordance with this Agreement will comply in all material respects with the NextWave Infrastructure Equipment Requirements Document in effect on the date of such Purchase Agreement and will also include ancillary services to be provided by HNS under the applicable Purchase Agreement; provided that if NextWave amends such Requirements Document or otherwise waives or delays any deliverable thereunder in order to reduce the requirements upon any other vendor, the Requirements Document, as it applies to HNS, will be deemed similarly amended.

        F.      RESOLUTION OF DISPUTES RELATING TO TERMS OF SUPPLY

        To ensure speedy and amicable resolution of disputes relating to Terms of Supply, the Parties will negotiate Terms of Supply in all cases diligently and in good faith, it being understood that HNS' right to supply hereunder is absolute provided that HNS is prepared to supply Equipment on competitive terms and conditions, including price and financing and provided that HNS offers to supply Equipment compliant with the Infrastructure Requirements Document current at the time of execution of the Purchase Agreement and with NextWave's schedule requirements (assuming other vendors offer to satisfy such Requirements Document and schedule) ("Competitive Terms"). NextWave will in no event cease such negotiations unless and until it has provided HNS with Final Terms. In the event that HNS believes such Final Terms contain terms which are less favorable to HNS than Competitive Terms, then HNS may, at its sole option (after notifying NextWave of the discrepancies between the Final Terms proposed by HNS and terms which HNS considers Competitive Terms), elect to enter into a Purchase Agreement on the Final Terms proposed by NextWave and submit any such discrepancies as disputes for final and binding settlement by arbitration by a single arbitrator appointed by the American Arbitration Association ("AAA") in arbitration to be conducted according to the Commercial Arbitration Rules of the AAA, it being agreed that the Parties will use best reasonable efforts to cause the arbitrator to resolve the dispute within ninety days of its submission by HNS and that the arbitrator will select, with respect to each Purchase Agreement term or condition submitted by HNS, either the Final Terms or the proposed HNS terms as more closely approximating "Competitive Terms."

V.      FINANCING

        A. HNS has agreed to supply Initial Financing subject to the terms of the Vendor Credit Facility attached hereto as Attachment 1, and the terms of this Agreement.

        B. NextWave has provided to HNS projections (the "Projections") and other information (financial or otherwise) other than Projections ("Information") in respect to NextWave and its proposed financing, business and operations, including the Information and Projections provided to HNS in connection with the Investment Documents. NextWave hereby represents and covenants that (a) all Information that has been or will be made available to HNS by NextWave or any of NextWave's representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to HNS by NextWave or any of NextWave's representatives have been or will be prepared in good faith based upon reasonable assumptions.

        C. HNS commitment to provide the Credit Facility described in the Term Sheet is subject to (a) there not occurring or becoming known to HNS any material adverse condition or material adverse change in or affecting the business, operations, property condition (financial or otherwise) or prospects of NextWave and its subsidiaries, taken as a whole, (b) HNS not becoming aware after the date hereof of any information or other matter affecting NextWave or the transactions contemplated by the Term Sheet which is inconsistent in a material and adverse manner with any such information or other matter disclosed to us prior to the date hereof, (c) the negotiation, execution and delivery on or before January 31, 1997 of definitive documentation with respect to the Credit Facility satisfactory to HNS and its counsel and (d) the other conditions set forth or referred to in the Term Sheet. The terms and conditions set forth in the Term Sheet may be modified or supplemented if further information becomes available to HNS in accordance with clause (b) above. Those matters that are not covered by the provisions of the Term Sheet are subject to the approval and agreement of HNS and NextWave.

        D. The Term Sheet is intended to be solely for the benefit of the Parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the Parties hereto.

        E. MOST FAVORED LENDER. The terms and conditions of any Financing will be no less favorable to HNS, as lender, taken as a whole, as compared to other NextWave vendor financing of comparable infrastructure equipment during the 12 months immediately preceding the comparable Financing Agreement, taking into consideration, among other things, the amount, accrued interest, interest only payments, amortization, the term of the financing, the security pledged by NextWave, etc. The terms of the Financing are set forth on Attachment 2 to this Agreement. To the extent that NextWave commits, within twelve (12) months before or after HNS executes any commitment regarding any Financing (including, without limitation, the Initial Financing), to use equity or third party debt financing (excluding, without limitation, the Initial Financing), to use equity or third party debt financing (excluding vendor financing provided (or procured) by other vendors) to pay any portion of the purchase price of any Equipment then being supplied by HNS and purchased by NextWave, it will apply a proportionate amount of such equity or debt financing to purchases of HNS Equipment; provided, however, that in the event that NextWave has offered to pay any portion of the purchase price of any Equipment, and HNS does not accept such offer, NextWave will be free to enter into a similar agreement with another vendor and NextWave will have no obligation in accordance with the terms of this Agreement.

        F. MOST FAVORED BORROWER. The terms and conditions of any Financing will be no less favorable to NextWave, as borrower, (taken as a whole in connection with the overall transaction, taking into consideration, among other things, price of Equipment, the amount of Financing, accrued interest, interest only payments, amortization, the term of the Financing, the security pledged by NextWave, etc.) as compared to other vendor financing by HNS to comparable PCS licensees, taking into consideration, among other things, the interest rate payable, the term of the financing, the security pledged and other elements of the credit exposure to HNS.

        G.      RESOLUTION OF DISPUTES RELATING TO TERMS OF FINANCING

        To ensure speedy and amicable resolution of disputes relating to Terms of Financing, the Parties will negotiate Terms of Financing in all cases diligently and in good faith, it being understood that Financing will be on competitive terms and conditions, (with the understanding that the Parties intend Terms of Financing to include terms specified in Appendix 1 hereto) ("Competitive Finance Terms"). NextWave will in no event cease such negotiations unless and until it has provided HNS with final Finance terms ("Final Finance Terms") which NextWave believes are Competitive Finance Terms. In the event that HNS believes such Final Finance Terms contain terms which are less favorable to HNS than Competitive Finance Terms, then HNS may, at its sole option (after notifying NextWave of the discrepancies between the Final Finance Terms proposed by NextWave and terms which HNS considers Competitive
Finance Terms), elect to enter into a Financing agreement on the Final Financing Terms proposed by NextWave and submit any such discrepancies as disputes for final and binding settlement by arbitration by a single arbitrator appointed by the American Arbitration Association ("AAA") in arbitration to be conducted according to the Commercial Arbitration Rules of the AAA, it being agreed that the Parties will use best reasonable efforts to cause the arbitrator to resolve the dispute within ninety days of its submission by HNS and that the arbitrator will select, with respect to each Purchase Agreement term or condition submitted by HNS, either the Final Terms or the proposed HNS terms as more closely approximating "Competitive Financing Terms."

VI.     PREFERRED SUPPLY ARRANGEMENTS

        A. AREA BASED PRODUCTS. HNS will jointly work with NextWave in the development of products specifically for use by NextWave in its local-loop-bypass/area-based services (such products which are cooperatively developed are "Area-Based Services Products"). NextWave will purchase at least *___* of all of its requirements for such jointly developed Area-Based Services Products in support of such services (including any equipment purchases by NextWave on behalf of third Parties such as MCI, etc.) for the first five years of deployment from HNS, provided that HNS offers such Area-Based Services Products on competitive terms, conditions, features, financing etc. Area
Based Products developed as contemplated in Article VI.A. will not be considered either: (i) Initial Equipment; or, (ii) Equipment which is the subject of HNS First or Second HNS Election.

        B. DATA PRODUCTS. HNS will jointly work with NextWave in the development of products specifically for use by NextWave in its data services (such products which are cooperatively developed are "Data Products"). NextWave will purchase at least *___* of all its requirements for such jointly developed Data Products requirements in support of such services (including any equipment purchases by NextWave on behalf of third parties such as MCI, etc.) for the first five years of deployment from HNS, provided that HNS offers such Data Products on competitive terms, conditions, features, financing etc. Data Products developed as contemplated in this Article VI.A. will not be considered either: (i) Initial Equipment; or, (ii) Equipment which is the subject of HNS First or Second HNS Election.

        C. RESEARCH AND DEVELOPMENT FUNDING. In connection with the Initial Investment, NextWave will make the following research and development payments to HNS:

        1. NextWave will deliver to HNS a payment of $8 million dollars on April 1, 1997; provided, however, if the Net Share Price (as defined below) of the initial public offering is equal to or greater than $8 per share, such $8 million will be payable in two equal installments on the twelfth and twenty-fourth month from the date of consummation of the Initial Investment.

        2.      a.      If the Net Share Price of the initial public offering
is less than $7.00 per share, NextWave will deliver to HNS a payment equal to the product of $7.00 less the Net Share Price and the number of shares acquired by HNS in the Initial

                                       12
*CONFIDENTIAL TREATMENT REQUESTED

Investment, up to a maximum of $12 million (the "Contingent Credit"). The Contingent Credit will be payable in three equal installments on December 31, of each of 1997, 1998 and 1999; provided, however, that commencing on the effective date of a registration statement for the shares purchased by HNS with the Initial Investment, in the event that the closing price (or, if no closing price is available, the average of the bid and asked prices for the trading day) for shares of Series B Common Stock (trading separately from CVR, as defined below) of NextWave will have exceeded the Minimum Share Price for such year for at least twenty trading days, then NextWave will not be obligated to pay the annual installment of the Contingent Credit, provided that satisfaction of the Minimum Share Price during any one year will in no event affect the annual installment of the Contingent Credit due in any other year.

                b. (i) That portion of the additional payment, if any, which is payable to HNS on December 31, 1997 will be paid by NextWave under the agreed to terms herein except that, in the event that HNS does not on that date retain all of the Initial Investment Shares, the payment due will be reduced by a proportion equal to the proportion: *___*

        3.      The following definitions will apply for purposes of this
Article VI.C.3.

        3.1 "Net Share Price" will mean the initial public offering price per unit offered by NextWave in connection with such public offering, less the value of any

* CONFIDENTIAL TREATMENT REQUESTED

Contingent value right ("CVR") or other valuable ancillary consideration not given to HNS in the Initial Investment attached to the Series B Common Stock of NextWave distributed in connection with such public offer. *___* References in this Article to shares and to share prices will be adjusted equitably in the event of any stock split, recapitalization or the like.

3.2      "Minimum Share Price" will have the following meaning:

 YEAR           MINIMUM SHARE PRICE
------          -------------------
 1997                 *___*
 1998                 *___*
 1999                 *___*

     3.3 "HNS Shares" will mean that number of Initial Investment Shares held by HNS on the applicable measurement date.

     3.4 "Initial Investment Shares" will mean those shares of Series B Common Stock purchased by HNS with the Initial Investment. The terms of this Section VI.C assume that the Initial Investment Shares will be 10,000,000 shares.

     D. SPECTRUM. NextWave will permit HNS to use its PCS spectrum in the Washington/Baltimore BTA for experimental purposes which are not competitive with NextWave and which do not interfere with NextWave operations; provided that NextWave may request HNS to discontinue use of and vacate such spectrum at any time for any reason, provided that NextWave will use reasonable efforts to give HNS reasonable notice prior to demanding that HNS vacate such spectrum. NextWave will coordinate with HNS, at HNS expense, to fill any application or other documentation that may be required by the FCC to authorize the use of such spectrum.

     E. NEXTWAVE SERVICE. NextWave will provide HNS (its parent HE, GM and other majority owned affiliates thereof) preferential wholesale rates for all of NextWave's offered services (voice, data, multi-media, etc.) including any mutually agreed to proprietary services such as data communication back-links for DirecTV and internet access via DirecPC, mobile communication services for automotive businesses, etc. Such preferential rates are subject to volume commitments and other terms and conditions but should provide discounts, service by service, in the range of *___* off of the then current retail prices.

* CONFIDENTIAL TREATMENT REQUESTED

        F.      WIRELESS CARRIER.

        1. In the event that HNS elects to deploy certain wireless services for which any of NextWave's generally available network capabilities would be appropriate (e.g. DirecPC and vehicle communications management systems), HNS will offer such capabilities as part of its offering, provided that NextWave's service offering enable HNS to offer such service on competitive terms, conditions, features, financing, etc., as compared to other competitive wireless offerings.

        2. In the event that HNS makes generally available any wireless services incorporating NextWave network facilities or services, as contemplated in Article VI.F.1., above, HNS will offer such wireless services to NextWave on the terms on which it otherwise makes such wireless services generally available.

VII.    GENERAL

        A. Neither Party will be liable to the other for any incidental, consequential or punitive damages arising in connection with this Agreement.

        B. Neither Party to this Agreement will make a public announcement of the matters described in this Agreement without the prior written consent of the other Parties.

        C. This Agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of law provisions. As used herein, the term "Parties" will refer to NextWave (together with its subsidiaries) and HNS; each individually, a "Party."

        D. All notices by one Party to the other hereunder will be in writing and will be deemed to be duly given if sent by (a) same day courier and
(b) facsimile, confirmed by telephone at the address set forth below:

                If to HNS:

                Hughes Network Systems, Inc.
                11717 Exploration Lane
                Germantown, MD 20876
                Attn: Sheldon Fisher, Director of Business Development -- DCN
                Facsimile: (301) 428-2818

       If to NextWave:

       NextWave Telecom Inc.
        1100 New York Avenue, NW, Suite 650E
        Washington, DC 20005
        Attn: Legal Department
        Facsimile: (202) 371-1497

     E. NextWave agrees to keep confidential all pricing information and other terms relating to PCS Systems to be supplied by in accordance with the terms and conditions of this Agreement. Either Party may disclose the terms of this Agreement, and its existence, to the extent required by law, subject to such Party first notifying the other Party. In addition, NextWave will have the right to disclose the terms of this Agreement to its shareholders and investment bankers; provided that each such shareholder or investment banker signs a non-disclosure agreement with NextWave and with HNS agreeing to keep such information in the strictest of confidence and provided further that any such shareholder provides HNS a copy of any agreement it has with NextWave concerning the supply of Equipment. Neither Party to this Agreement will make a public announcement of the matters described in this Agreement without the prior written consent of the other Party.

     F. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the Parties hereto. No waiver by either Party of any of the provisions hereof will be effective unless explicitly set forth in writing and executed by the Party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any Party, will be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement. The waiver by any Party hereto of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach.

     G. This Agreement will not be assignable by HNS without the prior written consent of NextWave or by NextWave without the prior written consent of HNS (such consents of either Party not to be unreasonably withheld).

     H. The Section headings contained in this Agreement are for reference purposes only and will not affect the meaning or interpretation of this Agreement.

     I. If any provision of this Agreement will be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement will not be affected and will remain in full force and effect.

     J. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will be deemed to be one and the same instrument.

     IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the date first above written.

AGREED AND ACCEPTED:

        Hughes Network Systems, Inc.                       NextWave Telecom Inc.

  By:     /s/  Pradman Kaul                     By:        /s/  Allen Salmasi
      -----------------------------------           -----------------------------------
  Title: President & COO   Date: 10/29/96       Title: President & CEO   Date: 10/29/96
         ---------------         --------              ---------------         --------